As filed with the Securities and Exchange Commission on July 9, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALIPER LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	33-0675808 (I.R.S. Employer Identification No.)

68 ELM STREET
HOPKINTON, MA 01748
(Address of principal executive offices, including zip code)

1999 EQUITY INCENTIVE PLAN
1999 EMPLOYEE STOCK PURCHASE PLAN
1999 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
(Full title of the plans)

E. Kevin Hrusovsky
President and Chief Executive Officer
Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 01748
(508) 435-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brett D. White, Esq.
COOLEY GODWARD LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Each Class			Proposed Maximum	Proposed Maximum
of Securities			Offering	Aggregate	Amount of
to be Registered	Amount to be Registered		Price per Share	Offering Price	Registration Fee
Common Stock (par value $0.001)	458,061	(1)	$4.82 (2)	$2,205,563.70 (2)	$279.44 (2)
Preferred Share Purchase Rights	458,061		(3)	(3)	(3)

(1)	8,845 shares to be registered pursuant to the 1999 Equity Incentive Plan, 354,079 shares to be registered pursuant to the 1999 Employee Stock Purchase Plan and 95,137 shares to be registered pursuant to the 1999 Non-Employee Directors’ Stock Option Plan. This Registration Statement shall cover any additional shares of Common Stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price of the shares to be offered under these plans are based upon the average of the high and low prices of the Registrant’s Common Stock on July 6, 2004 as reported on the Nasdaq National Market (pursuant to Rule 457(c) under the Act) for shares reserved for future issuance under the plans.

(3)	Preferred Share Purchase Rights, which are attached to the shares of Common Stock to be issued but do not trade separately from the shares of Common Stock until a triggering event. No additional offering price attaches to these rights.

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Caliper Life Sciences, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 15, 2004.

     (b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004.

     (c) The description of the Company’s common stock which is contained in the Registration Statement on Form 8-A filed November 22, 1999, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

     The Preferred Share Purchase Rights (the “Rights”) are not currently registered under the Exchange Act. Each share of Common Stock issued or outstanding has attached to it a Right. Each Right entitles the registered holder to purchase from Caliper one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $100.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. Each one one-hundredth of a share of Preferred Shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a Common Share.

     The Rights are currently evidenced by the stock certificates representing the Common Shares outstanding, and no separate Right Certificates, as defined, have been distributed. Until the earlier to occur of (i) subject to limited exceptions, the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates, by such Common Share certificate.

     Until the Distribution Date, the Rights will be transferable with and only with the Common Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on December 17, 2011 (the “Final Expiration Date”), unless the Rights are earlier redeemed or exchanged by Caliper, in each case, as described below. The Rights are protected by customary anti-dilution provisions to protect the value of the Rights in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares or the Common Stock, and in certain other events.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per Common Share. Each Preferred

Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount of consideration received per Common Share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares’ dividend and liquidation rights, the value of one one-hundredth of a Preferred Share should approximate the value of one Common Share. The Preferred Shares would rank junior to any other series of Caliper’s preferred stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, Caliper may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights). This right will terminate 60 days after the date on which the Rights become nonredeemable (as described below), unless there is an injunction or similar obstacle to exercise of the Rights, in which event this right will terminate 60 days after the date on which the Rights again become exercisable.

     In the event that Caliper is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after an Acquiring Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors of Caliper may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share, per Right (or, at the election of Caliper, Caliper may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

     At any time prior to the earliest of (i) the day of the first public announcement that a person has become an Acquiring Person or (ii) the Final Expiration Date, the Board of Directors of Caliper may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). Following the expiration of the above periods, the Rights become nonredeemable. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of Caliper without the consent of the holders of the Rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the Rights excluding the interests of an Acquiring Person.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Caliper, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Caliper on terms not approved by Caliper’s Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be amended to permit such acquisition or redeemed by Caliper at $0.01 per Right prior to the earliest of (i) the time that a person or group has acquired beneficial ownership of 15% or more of the Common Shares or (ii) the final expiration date of the rights.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s bylaws require the Company to indemnify its directors and executive officers, and permit the Company to indemnify its other officers, employees and other agents, to the fullest extent permitted by Delaware law. The bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law. The Company also maintains an insurance policy for its directors and executive officers insuring against certain liabilities arising in their capacities as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit
Number	Description
4.1(1)	Restated Certificate of Incorporation of the Registrant.
4.3(2)	Amended and Restated Bylaws of Caliper.
4.4(3)	Specimen Stock Certificate.
4.5(4)	Rights Agreement, dated as of December 18, 2001, between Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, registered public accounting firm.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to Signature Page.
99.2(5)	1999 Equity Incentive Plan.
99.3(5)	1999 Employee Stock Purchase Plan.
99.4(5)	1999 Non-Employee Directors’ Stock Option Plan.

(1)	Previously filed as Exhibit 3.1 to the quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed May 10, 2004, and incorporated herein by reference.

(2)	Previously filed as Exhibit 3.3 to the quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed August 14, 2003, and incorporated herein by reference.

(3)	Previously filed as Exhibit 4.2 to the Registration Statement on Form S-1 (No. 333-88827), as amended, and incorporated herein by reference.

(4)	Previously filed as Exhibit 99.1 to Current Report on Form 8-K filed December 19, 2001, and incorporated herein by reference.

(5)	Previously filed as the like-numbered Exhibit to the Registration Statement on Form S-8 (No. 333-95007), and incorporated herein by reference.

ITEM 9. UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hopkinton, Commonwealth of Massachusetts, July 9, 2004.

Caliper Life Sciences, Inc.
By:	/s/ E. Kevin Hrusovsky
E. Kevin Hrusovsky
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Kevin Hrusovsky, Peter F. McAree and Stephen E. Creager, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ E. Kevin Hrusovsky E. Kevin Hrusovsky	President and Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2004
/s/ Peter F. McAree Peter F. McAree	Vice President, Finance and Principal Financial Officer (Principal Financial Officer, Principal Accounting Officer)	July 9, 2004
/s/ Daniel L. Kisner, M.D. Daniel L. Kisner, M.D.	Chairman of the Board of Directors	July 9, 2004
/s/ David V. Milligan, Ph.D. David V. Milligan, Ph.D.	Vice Chairman of the Board of Directors	July 9, 2004
/s/ Van Billet Van Billet	Director	July 9, 2004
/s/ Robert C. Bishop Robert C. Bishop, Ph.D.	Director	July 9, 2004
Edgar J. Cummins	Director
/s/ Kathryn Tunstall Kathryn Tunstall	Director	July 9, 2004

EXHIBIT INDEX

Exhibit
Number	Description
4.1(1)	Restated Certificate of Incorporation of the Registrant.
4.3(2)	Amended and Restated Bylaws of Caliper.
4.4(3)	Specimen Stock Certificate.
4.5(4)	Rights Agreement, dated as of December 18, 2001, between Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, registered public accounting firm.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to Signature Page.
99.2(5)	1999 Equity Incentive Plan.
99.3(5)	1999 Employee Stock Purchase Plan.
99.4(5)	1999 Non-Employee Directors’ Stock Option Plan.

(1)	Previously filed as Exhibit 3.1 to the quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed May 10, 2004, and incorporated herein by reference.

(2)	Previously filed as Exhibit 3.3 to the quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed August 14, 2003, and incorporated herein by reference.

(3)	Previously filed as Exhibit 4.2 to the Registration Statement on Form S-1 (No. 333-88827), as amended, and incorporated herein by reference.

(4)	Previously filed as Exhibit 99.1 to Current Report on Form 8-K filed December 19, 2001, and incorporated herein by reference.

(5)	Previously filed as the like-numbered Exhibit to the Registration Statement on Form S-8 (No. 333-95007), and incorporated herein by reference.